Exhibit 99.1

Contact:	Judy Rader	FOR IMMEDIATE RELEASE
Corporate Communications
312-394-7417

Exelon Completes Acquisition of Wolf Hollow Power Plant in Texas

Successful transaction builds on Exelon’s $5 billion investment in affordable clean energy projects

CHICAGO (Aug. 25, 2011) – Exelon Corporation today announced that it has completed its previously announced acquisition of Wolf Hollow, a combined-cycle natural gas-fired power plant, adding 720 megawatts of clean energy to Exelon Generation’s portfolio in the competitive Electric Reliability Council of Texas (ERCOT) power market.

The acquisition of Wolf Hollow builds on Exelon’s plans to invest nearly $5 billion in cost-effective, clean energy projects over six years, as part of the company’s Exelon 2020 strategy to eliminate the equivalent of its 2001 carbon footprint.

“The purchase of Wolf Hollow is another step in growing Exelon’s clean energy portfolio, an increasingly valuable asset as forthcoming EPA clean air rules spur a transition to a cleaner, lower-emission energy supply,” said John W. Rowe, Exelon chairman and CEO. “The addition of this natural gas-fired plant also expands our fleet in the flourishing Texas power market, demonstrating Exelon’s continued commitment to clean energy in competitive markets.”

The purchase price for Wolf Hollow is $305 million, as adjusted for working capital. Exelon expects the transaction will be accretive to free cash flow beginning in 2012 and will generate long-term value by adding an efficient combined-cycle natural gas-fired plant to Exelon’s ERCOT portfolio. The acquisition also eliminated an existing power purchase agreement between Exelon and Wolf Hollow to purchase 350 MW of output through 2023 at above current observable market power prices.

Wolf Hollow also enhances Exelon Generation’s strong and growing fleet in Texas, which now includes a total capacity of 3,132 megawatts at multiple plants. Barclays Capital acted as financial advisor to Exelon, and Jackson Walker acted as Exelon’s legal counsel.

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Exelon Corporation is one of the nation’s largest electric utilities with more than $18 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and southeastern Pennsylvania and natural gas to approximately 490,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Exelon’s 2010 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (2) Exelon’s Second Quarter 2011 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors, (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I , Financial Information, ITEM 1. Financial Statements: Note 13 and (3) other factors discussed in filings with the Securities and Exchange Commission (SEC) by Exelon Corporation and Exelon Generation Company, LLC (the Companies). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Neither of the Companies undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release.